NORTH CAPITAL FUNDS TRUST 485BPOS

Exhibit 99.(q)(2)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, NORTH CAPITAL FUNDS TRUST, a statutory trust organized under the laws of the State of Delaware (hereinafter referred to as the “Trust”), periodically files amendments to its Registration Statement (File Nos. 333-228904 and 811-23404) with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended; and

WHEREAS, the undersigned is the Treasurer, Principal Financial Officer and Principal Accounting Officer of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER, MICHAEL V. WIBLE and ANDREW J. DAVALLA as attorneys for him and in his name, place and stead, and in his office and capacity in the Trust, to execute and file any Amendment or Amendments to the Trust’s Registration Statement, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 21st day of August, 2023.

/s/ Daniel Watson
Daniel Watson
Treasurer, Principal Financial Officer and Principal Accounting Officer

State of Utah	)
	)	ss:
County of Salt Lake	)

On this 21st day of August, in the year 2023, before me, Linsey Harkness a notary public, personally appeared Daniel Watson, proved on the basis of satisfactory evidence to be the person who name is subscribed to this instrument, and acknowledged he executed the same.

WITNESS my hand and official seal.

/s/ Linsey Harkness
Notary Public #724451
Notary Public, State of Utah
My commission expires: May 03, 2026